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                                                                   Exhibit 10.16
                                                                   -------------


                       SEPARATION AGREEMENT AND RELEASE
                       --------------------------------

     This Separation Agreement and Release (the "Agreement"), dated as of September 29, 2000, is entered into by James F. Etter (the "Employee") and AmeriVest Properties Inc., a Maryland corporation (the "Company"). For purposes of this Agreement, each of Employee and the Company may be referred to individually as a "Party" and both Employee and the Company may be referred to collectively as the "Parties".

                                    Recital
                                    -------

     The Parties have entered into an Employment Agreement dated as of January 1, 1998 (the "Employment Agreement") and a Severance Protection Agreement dated as of January 1, 2000 (the "Severance Agreement"). The Parties desire to provide for the termination of Employee's employment with the Company, the termination of the Employment Agreement and the Severance Agreement, and the payment by the Company of certain amounts, all according to the terms and conditions as set forth in this Agreement.

                                   Agreement
                                   ---------

     The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and that such terms are intended to be final and binding. In consideration of the respective agreements and promises of the Parties contained in this Agreement, the Parties agree as follows:

     1. It is mutually agreed that Employee's employment with the Company shall be terminated effective September 30, 2000 (the "Termination Date"). Employee agrees that, effective as of the signing of this Agreement, Employee has resigned from his positions as an officer of the Company and, as applicable, as an officer and director of each of the Company's subsidiaries and affiliates. In consideration for acceptance of the terms contained in this Agreement and the release of claims contained herein, and in addition to any salary, compensation of any kind, and benefits accrued and owing to Employee as of the Termination Date, the Company agrees to provide Employee or his beneficiary with the following compensation and benefits (the "Separation Benefits"):

          a. During the period of October 1, 2000 through and including June 30, 2002 (the "Severance Period"), the Company will pay Employee $10,565.63 per month, with payments being made on the Company's usual payroll dates. No additional compensation for vacation and sick days will accrue or be payable to Employee after the Termination Date.

          b. During the Severance Period, the Company will pay Employee an additional $1,000 per month to be used by Employee to reimburse the Company for medical, dental and vision insurance premiums on behalf of the Employee and Employee's dependents and beneficiaries, or to pay such premiums directly, including payment of premiums for life insurance in effect on the Termination Date.

          c. All outstanding stock options and warrants (the "Employee Options"), consisting of those options and warrants issued to the Employee by the Company for compensation and/or incentive purposes and not options or warrants purchased by the Employee for investment purposes, held by Employee shall become exercisable upon the Termination Date, and those options and warrants shall remain exercisable until their respective expiration dates without regard to the termination of Employee's employment, except that any outstanding options held by Employee that are incentive stock options in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC"), shall be deemed to be non-qualified options at such time that they may no longer be treated as incentive stock options in accordance with Section 422 of the IRC. All Employee Options are set forth on Exhibit A attached to and
                                                      ---------
made a part of this Agreement. As of the Termination Date, Employee will receive 15,000 of the warrants (the "Advisor Warrants") issued by the Company to Sheridan Realty Advisors, LLC (the "Advisor") and 10,000 additional stock options (the "Additional Options") from the Company with the same terms and conditions concerning vesting, term and exercise price as the Advisor Warrants. The exercisability of the 15,000 Advisor Warrants allocated to the benefit of Employee shall be governed by the terms of the Advisory Agreement between the Company and the Advisor.

          d. As of the Termination Date, the Company will contribute $3,000 on behalf of Employee to Employee's SEP-IRA for the period January 1, 2000 through the Termination Date.

          e. The Company will indemnify Employee for Employee's personal guarantee of certain of the Company's obligations to Transatlantic Capital Company, L.L.C. (the "Lender") pursuant to the loan from Lender to AmeriVest Properties Texas Inc. evidenced by a Deed Of Trust Note and other documents and instruments (the "Loan Documents") according to the terms of the guaranty by Employee and the Company in favor of Lender dated June 30, 1998 (the "Guaranty"). The Company shall, within 30 days after the Termination Date, request that the Lender release Employee from Employee's obligations pursuant to the Guaranty.

          f. Effective on the Termination Date, Employee shall retain, and the Company hereby transfers ownership of, the Dell computer (Model: Inspiron 7000, Serial Number 24969103), docking station (Model: Inspiron Port Relicator II, Serial Number FATSR91B000), and printer (Model Hewlett Packard DeskJet 720C, Serial Number SG82K1X09S) ("Computer Equipment") provided by the Company to Employee for use in his Employment. The Parties agree that the value of the Computer Equipment is agreed to be $500.

     2. All amounts payable and benefits provided under this Agreement shall be paid or provided subject to the withholding of any applicable taxes or other amounts required by law to be withheld.

     3. Commencing on January 1, 2001, Employee will receive compensation as a director who is not also an employee of the Company (an "Outside Director"), including 12,000 options under the Company's 1998 Stock Option Plan and such other compensation as is paid to other Outside Directors.

     4. Employee represents that to the best of Employee's knowledge Employee has returned all documents, files, and other property of any kind belonging to the Company, other than the Computer Equipment referenced in Section 1.g. above; in the event, however, that Employee has not done so, Employee shall promptly return any such remaining items to the Company.

     5. In consideration for the Separation Benefits provided to Employee as described in this Agreement, except as regards the obligations of the Company provided for or contemplated in this Agreement, Employee agrees to release and forever discharge the Company, subsidiaries, affiliates, directors, officers, employees, agents, representatives, successors, and assigns (collectively referred to as the "Releasee") from any and all obligations, liabilities, damages, costs, claims, complaints, charges, or causes of actions in law or equity (collectively "Claims") that Employee or Employee's heirs, administrators, successors, or assigns may now have or may ever have against the Releasee whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown on the date of this Agreement, and which have or may have arisen out of any act or omission occurring, or state of facts existing, prior to the date of this Agreement, including but not limited to Claims in any way related to Employee's employment with the Company or the termination of that employment, and Claims based on federal, state, or local law or regulation or the common law, including but not limited to Claims in any way related to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, Equal Pay Act, Fair Labor Standards Act, Americans with Disabilities Act, Employee Retirement Income Security Act, all applicable state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices), breach of contract, wrongful discharge, defamation or intentional infliction of emotional distress.

     6. Employee represents that with respect to any act or omission occurring, or state of facts existing, on or prior to the date of execution of this Agreement, Employee has not filed any complaints, charges or lawsuits against the Releasee with any government agency or any court.

     7. Employee represents and agrees that Employee has not and shall not make or publish any negative or disparaging statements, comments or remarks (whether written or oral) regarding the Company or its subsidiaries, affiliates, directors, officers, agents or employees. Employee further agrees that Employee shall not discourage, or attempt to discourage, any person, firm, corporation or business entity from doing business with the Company or utilizing the services of the Company.

     8. Employee understands that Employee had access to certain information concerning the Company and its business that was provided solely in connection with Employee's employment with the Company. Any other use of this information at any time during or after the term of this Agreement is prohibited. Further, Employee understands that the Company is a publicly traded company and it is important for the Company to protect the rights of its shareholders. Employee understands that applicable federal securities laws impose significant restrictions concerning the use or disclosure of certain non-public information in general and in buying or selling, or discussing with others the possibility of buying or selling, the Company's stock by persons who have access to material information concerning the Company which is not generally available to members of the general public. Employee understands that Employee is subject to these restrictions and Employee agrees that Employee will not, and that Employee will insure that any persons having access to such non-public information through Employee will not, buy or sell the Company's stock, or discuss with others any material non-public information concerning the Company or the possibility or advisability of buying or selling the Company's stock, at any time that Employee possesses material non-public information concerning the Company. Employee agrees that Employee will not at any time disclose, to any person or entity for any reason or purpose whatsoever, nor use for Employee's own personal benefit for the benefit of any person or entity, any information concerning the financial or business or other operations of the Company that is not publicly known, provided that this restriction shall not apply to information required to be disclosed under applicable laws, regulation, court order or subpoena to which the Employee is subject. It is expressly agreed that the terms and conditions of this Section 8 shall apply after the Termination Date.

     9. Employee acknowledges and recognizes the highly competitive nature of the Company's business and that Employee's duties hereunder justify restricting Employee's further employment following the Termination Date. The Employee agrees that (i) for a period of two years following the Termination Date, Employee, except when acting on behalf of or for the benefit of the Company, will not induce customers, agents or other sources of distribution of the Company's business under contract or doing business with the Company to terminate, reduce, alter or divert business with or from the Company, and (ii) for a period of one year following the Termination Date, Employee will not compete, within the State of Colorado, with the Company, or participate as an officer or a principal in any business that includes part or all of the Company's Area Of Business, as defined below. Ownership by Employee, for investment purposes only, of less than five percent of any class of securities of a corporation if said securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934, as amended, shall not constitute a breach of the covenant set forth under (ii) above. The Company's Area Of Business includes the acquisition and operation of real estate properties with specific focus of investment and acquisition activities in the office sector. It is the desire and intent of the Parties that the provisions of this Section 9 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of Section 9 shall be adjudicated to be invalid or unenforceable, Section 9 shall be deemed amended to apply in the broadest allowable manner and to delete therefrom the portion adjudicated to be invalid or unenforceable, such amendment and deletion to apply only with respect to the operation of Section 9 in the particular jurisdiction in which that adjudication is made.

     10. The Parties acknowledge and agree that this Agreement and each stock option and stock warrant agreement as described in this Agreement entered into by and between the Parties (collectively, the "Option Agreements") constitute the complete agreement between them and that no oral modification of this Agreement is permissible. The Parties further acknowledge and agree that this Agreement and the terms contained herein supersede all previous contracts and agreements between the Parties, including but not limited to the Employment Agreement and the

Severance Agreement and that all previous contracts and agreements between the Parties (other than the Option Agreements), shall become null and void upon execution of this Agreement.

     11. Nothing in this Agreement is to be understood as an admission by the Company of any liability on its part under any federal, state, or local law or regulation or the common law.

     12. This Agreement shall be binding upon any and all successors and assigns of Employee and the Company.

     13. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without giving effect to the conflicts of law principles thereof.

                                           EMPLOYEE

Dated:       September 29, 2000
       -----------------------------


 /s/ Charles K. Knight                     /s/ James F. Etter
------------------------------------       -------------------------------------
                Witness                    James F. Etter, individually

                                           AMERIVEST PROPERTIES INC.


                                           By:  /s/ William T. Atkins
                                              ----------------------------------
                                              William T. Atkins, Chief Executive
                                                Officer

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